LANDMARK INFRASTRUCTURE PARTNERS LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, California 90245

(310) 598-3173

March 23, 2017

Via Edgar

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E., Mail Stop 4628

Washington, D.C. 20549-4628

Attn:	Sandra B. Hunter, Staff Attorney
Division of Corporation Finance

Re:	Landmark Infrastructure Partners LP
Registration Statement on Form S-3
File No. 333-216190

Ladies and Gentlemen:

On behalf of Landmark Infrastructure Partners LP (the “Partnership”) and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above-captioned Registration Statement on Form S-3 be accelerated to 3:00 p.m., Washington, D.C. time, on March 27, 2017, or as soon as practicable thereafter, unless the Partnership notifies you otherwise prior to such time.

[Remainder of Page Intentionally Left Blank]

Securities and Exchange Commission

March 23, 2017

Please direct any questions regarding this correspondence to our counsel, John M. Greer of Latham & Watkins, LLP, at the contact information below.

Very truly yours,

LANDMARK INFRASTRUCTURE PARTNERS LP

By:	Landmark Infrastructure Partners GP LLC,
its general partner

By:	/s/ George Doyle
George P. Doyle
Chief Financial Officer and Treasurer

cc:	John M. Greer (By Email)
Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002
John.Greer@lw.com